Exhibit 99.1

Angi Appoints Jeff Kip as CEO

DENVER—(April 8, 2024)—Angi (NASDAQ: ANGI), the leading and most comprehensive solution for all home care needs, today announced the appointment of Angi President and long-time IAC and Angi executive Jeff Kip to CEO, succeeding Joey Levin. As CEO, Mr. Kip will lead Angi’s executive team, overseeing strategy and daily management of the company. Mr. Levin, CEO of IAC (NASDAQ: IAC), will continue as Chairman of the Angi Board of Directors. All changes are effective immediately.

“Through multiple roles, Jeff Kip has been a student of the Angi business, first as CFO of IAC, then serving as CEO of Angi’s International business for nearly eight years and most recently as President of Angi,” said Joey Levin, CEO of IAC and Chairman of Angi. “During his tenure with Angi, he engineered the integration of multiple different product and technology platforms across six countries, driving the International business to healthy growth with expanding margins - an inspiring blueprint for Angi’s future.”

Mr. Kip has served as Angi’s President since November 2023 and as CEO of Angi’s international business since 2016. Previously he served as Chief Financial Officer at IAC. Prior to joining IAC, Mr. Kip spent six years as CFO at Panera Bread Company, holding a number of leadership roles over the course of his nearly decade-long tenure. Prior to Panera, Mr. Kip held positions at investment banking firms UBS and Goldman Sachs.

“It is an honor to be asked to serve in this role for Angi during this next phase,” said Jeff Kip, CEO of Angi. “I am looking forward to continuing to partner with Joey, the Board and the talented team at Angi to finish what we’ve started and make Angi the first place both homeowners and pros turn to get jobs done well.”

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About Angi Inc.

Angi (NASDAQ: ANGI) helps homeowners get home projects done well and helps home service professionals grow their business. We started in 1995 with a simple goal to help people find skilled home pros in their area. Now more than 25 years later, we've evolved to help people with everything from finding, booking and hiring a skilled pro, to researching costs, finding inspiration and discovering project possibilities. With an extensive nationwide network of skilled home pros, Angi has helped more than 150 million people maintain, repair, renovate and improve their homes and has helped hundreds of thousands of small local businesses grow.

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